Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
April 23, 2007
Mariner Energy, Inc.
One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Ladies and Gentlemen:
     We have acted as counsel to Mariner Energy, Inc. (the “Company”) with respect to certain legal matters in connection with the Registration Statement on Form S-3, as amended (Registration No. 333-141742) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus (the “Prospectus”) relating to the registration under the Act of the offering and issuance of Senior Notes Due 2017 (the “Notes”) issued pursuant to an indenture to be entered into among the Company, the guarantors parties thereto and Wells Fargo Bank, N.A., as trustee (the “Indenture”).
     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Exhibits filed with the Registration Statement and other information provided to us by the Company. In giving such opinion, we have assumed that the issuance of the Notes by the Company will be consummated in the manner contemplated by the Registration Statement and in accordance with the form of Indenture filed as Exhibit 4.1 to the Registration Statement. We also have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed.
     Subject to the assumptions set forth above and to the qualifications and limitations set forth in the discussion in the Prospectus under the heading “Material United States Federal Tax Considerations,” such discussion constitutes our opinion with respect to the material United States federal income tax consequences of the ownership and disposition of the Notes by the holders addressed therein.
     The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ BAKER BOTTS L.L.P.